Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From: David R. Harvey, Chairman and CEO	For questions, contact:
Jai P. Nagarkatti, President and COO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

October 25, 2005

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 21% GROWTH IN Q3 2005 SALES.

Q3 2005 DILUTED EPS UP 16% AND 2005 EPS FORECAST RAISED TO $3.75-$3.85.

HIGHLIGHTS:

Sales and EPS Results:

•	Q3 2005 reported sales grew 21%, with continued benefits from improved organic growth and the acquisition of JRH Biosciences (JRH).

•	Q3 2005 diluted EPS increased 16% to $.94, with benefits from a lower effective tax rate and a $.06 currency contribution partially offset by a $.04 non-cash inventory purchase accounting charge from 2005 acquisitions.

Financial Condition:

•	Return on equity at September 30, 2005 continued to exceed target levels at 21.9%.

•	Debt to capital ratio of 33.4% at September 30, 2005 was in line with Company’s target range.

Outlook

•	2005 sales growth expectations reaffirmed, with reported and currency adjusted sales growth, including sales from JRH and Proligo acquisitions, expected at 17-20% and 16-19%, respectively.

•	Diluted EPS forecast for full year 2005 increased to $3.75 - $3.85 to reflect known Q3 performance and benefits from a lower effective tax rate in Q4, but excludes any income tax charge (currently estimated at up to $.07 per diluted share) which may be attributable to repatriation of accumulated foreign earnings under the American Jobs Creation Act of 2004.

OVERALL RESULTS:

Reported sales increased 21% in the third quarter of 2005 compared to the same quarter in 2004, with a year-to-date gain of 18.8%. The addition of JRH’s industrial cell culture business (acquired February 2005) contributed 11.3 and 8.7 percentage points of the third quarter and year-to-date increases, respectively. Organic growth in core businesses, including integrated acquisitions, remained strong, providing 9.0 and 7.8 percentage points of third quarter and year-to date growth, respectively. The integration of JRH’s research based business (acquired February 2005) and Proligo (acquired April 2005) boosted growth in both periods, while Ultrafine (acquired April 2004) and Tetrionics (acquired June 2004) also contributed to year-to-date growth. Currency benefits provided the remaining 0.7 and 2.3 percentage points of quarterly and year-to-date gains, respectively. Sales growth in the third quarter maintained the higher growth rates first experienced during the second quarter, with across the board gains in U.S., European and other international markets.

Reported operating and pretax income margins in the third quarter of 2005 were 21.8% and 20.6% of sales, respectively. Year-to-date operating and pretax margins for 2005 were 21.8% and 20.9% of sales, respectively. Margins were reduced from comparable period 2004 levels due to the impact of non-cash inventory purchase accounting charges from 2005 acquisitions, lower average gross margins associated with JRH’s acquired industrial cell culture business and higher interest costs from the $427.7 million spent on acquisitions to date in 2005, all of which were only partially offset by lower S,G&A expenses as a percent of sales applicable to JRH’s industrial cell culture business and continuing cost reductions from process improvement activities.

Reported diluted net income per share for the third quarter of 2005 rose 16% to $.94 from $.81 in the third quarter of 2004, including a $.06 benefit from currency exchange rate changes offset by a non-cash inventory purchase accounting charge of $.04. The factors noted above were only partially offset by a lower effective income tax rate from a more favorable mix of income contributions from international operations and other tax benefits, producing a lower rate of growth in diluted EPS relative to sales growth during the third quarter of 2005. Year-to-date reported diluted EPS increased 14.5% to $2.92 in 2005 from $2.55 in 2004, with a $.16 benefit from a Q1 2005 tax claim settlement and a $.16 year-to-date benefit from currency being partially offset by inventory purchase accounting charges of $.11.

SALES RESULTS (all percentage comparisons are to comparable periods in 2004):

Reported sales growth, currency benefits, increases in sales from the addition of JRH’s industrial cell culture business (indicated as “JRH Industrial” in the tables below) and adjusted sales growth for the third quarter and first nine months of 2005 are as follows:

	Three Months Ended September 30, 2005				Nine Months Ended September 30, 2005
	Reported	Currency Benefit	JRH Industrial	Adjusted	Reported	Currency Benefit	JRH Industrial	Adjusted
Scientific Research	6.5%	0.8%	—%	5.7%	6.9%	2.5%	—%	4.4%
Biotechnology	12.1%	0.5%	—%	11.6%	10.5%	2.2%	—%	8.3%
Fine Chemicals	76.7%	0.3%	59.9%	16.5%	67.2%	2.1%	47.3%	17.8%
Total	21.0%	0.7%	11.3%	9.0%	18.8%	2.3%	8.7%	7.8%

Scientific Research: Third quarter 2005 sales in all major customer segments continued the higher levels of growth first experienced in the second quarter of 2005, improving on the earlier quarterly gains experienced throughout 2004 and the first quarter of 2005. New sales initiatives coupled with enhancements in service and account management continued to drive this improved growth, particularly in international markets.

Biotechnology: The integration of Proligo (acquired April 2005) into our existing genomics business and the combination of the research based cell culture business of JRH (acquired February 2005) and our existing Sigma-Aldrich research based cell culture business both made contributions to currency adjusted sales growth in Q3 2005. Continued strength in sales of cell signaling and molecular biology products was partially offset by lower sales of synthetic DNA due to both reduced demand and the temporary and precautionary, hurricane related shutdown of our Houston, Texas production facility.

E-commerce Research Sales (Scientific Research and Biotechnology combined): Electronic ordering through the Company’s web site and sales from direct electronic links to customers continued their historic pattern of progressive quarterly improvement, increasing worldwide e-commerce sales to 32% of consolidated Research sales in Q3 2005, a two percentage point improvement from Q2 2005.

SAFC (Fine Chemicals): After boosting Q2 2005 sales growth by almost 64%, JRH’s industrial cell culture business (acquired February 2005) added 59.9 percentage points of this unit’s Q3 2005 sales growth of 76.7%. While short of the nearly 28% organic sales gain achieved in Q2 2005, SAFC’s 16.5% Q3 2005 increase in organic sales reflects continued gains in sales to pharmaceutical customers worldwide and improved sales to a wide variety of other manufacturers. The operations of Ultrafine and Tetrionics — both acquired during the second quarter of 2004 and included in third quarter results in both 2004 and 2005 — together with the shipment of several large, non-recurring orders during Q2 2005 were two major factors in the change in growth rates between the second and third quarters of 2005. Booked orders for future delivery, one partial indicator of possible future sales results, remained strong.

INCOME ANALYSIS:

The Company’s reported Q3 and year-to-date 2004 net income and diluted earnings per share and Q3 and year-to-date 2005 net income and diluted earnings per share, before and after currency impacts, a Q1 2005 tax claim settlement benefit and a non-cash inventory purchase accounting charge from 2005 acquisitions, are summarized below:

	Net Income (millions)	Diluted Earnings Per Share
Three Months Ended September 30, 2004:
Total reported net income	$56.3	$0.81

Three Months Ended September 30, 2005:
Net income before currency impact and inventory purchase accounting charge	$62.8	$0.92
Currency impact	3.8	0.06

Net income before inventory purchase accounting charge	66.6	0.98
Inventory purchase accounting charge	(2.7)	(0.04)

Total reported net income	$63.9	$0.94

	Net Income (millions)	Diluted Earnings Per Share
Nine Months Ended September 30, 2004:
Total reported net income	$178.2	$2.55

Nine Months Ended September 30, 2005:
Net income before currency impact, tax claim settlement benefit and inventory purchase accounting charge	$186.2	$2.71
Currency impact	11.0	0.16

Net income before tax claim settlement benefit and inventory purchase accounting charge	197.2	2.87
Tax claim settlement benefit	11.3	0.16
Inventory purchase accounting charge	(7.5)	(0.11)

Total reported net income	$201.0	$2.92

Reported operating income was 21.8% of sales for both the third quarter and first nine months of 2005, respectively, compared to 22.7 % and 23.3% of sales for the same periods in 2004. The operating margin decline in 2005 from 2004 relates almost entirely to lower average gross margins for JRH’s industrial cell culture business and a non-cash inventory purchase accounting charge to adjust acquired

JRH and Proligo inventories to their fair market values. These factors were also the major cause for the lower gross margins of 51.5% and 51.2% of sales for the third quarter and first nine months of 2005, respectively, compared to 53.5% and 53.4% of sales, respectively, for the third quarter and first nine months of 2004. S,G&A expenses declined as a percentage of sales in both the third quarter and first nine months of 2005 compared to the comparable periods in 2004 due to lower operating expenses as a percent of sales for JRH’s industrial cell culture business and process improvement benefits that more than offset increased costs from sales force additions in 2004 and new marketing programs.

Reported pretax income was 20.6% and 20.9% of sales for the third quarter and first nine months of 2005, respectively, compared to 22.3% and 22.8% of sales for the comparable periods of 2004. This decline reflects the operating results noted above, increased interest costs from borrowings for our two 2005 acquisitions and share repurchases and higher interest rates. The tax rate of 24.6% for the third quarter of 2005 compared favorably to 26% for the third quarter of 2004 as a result of a more favorable mix of income contributions from international operations and other tax benefits in 2005. The tax rate of 23.3% for the first nine months of 2005 also compared favorably to 26% in 2004, reflecting the large Q1 2005 benefit from a favorable settlement of tax claims for 1998-2001 and a reduction in tax liabilities based on this settlement (equivalent to $.16 per diluted share), partially offset by a lower level of international and other tax benefits for the first nine months of 2005.

OUTLOOK:

We expect sales growth to remain in-line with our previously forecast range of 17-20% for the full year 2005. Improvements in the underlying research and fine chemicals markets served by Sigma-Aldrich experienced during the second and third quarters of 2005 are expected to continue during the year’s final quarter, with annual growth in both markets expected to average 2-3% for all of 2005. The addition of the JRH industrial cell culture business is expected to provide 8-10 percentage points of the Company’s forecast sales growth, reduced slightly from earlier expectations due to modest declines in both demand and market pricing for serum products that will be only partially offset by improved cell culture media sales. Currency benefits are expected to contribute one percentage point of the Company’s expected gain, with currency adjusted internal growth, including benefits from integrating other acquisitions made in 2004 and 2005, expected to provide the remaining 6 to 9 percentage points of growth.

Based on known results to date, currency exchange rates in-line with September 2005 levels and other expectations, management has increased its anticipated reported diluted earnings per share for 2005 to a new range of $3.75 to $3.85, a gain of 12% to 15% over 2004’s $3.34. This diluted EPS estimated range reflects a lower than expected effective tax rate for the final two quarters of 2005 and a preliminary $.06 reduction in previously-announced inventory purchase accounting charges of $.22, partially offset by lower expected margins on future serum sales. The $3.75 to $3.85 diluted EPS forecast excludes any income tax charge that may be incurred should the Company repatriate accumulated foreign earnings under the provisions of the American Jobs Creation Act of 2004 (“the Act”). The Company could repatriate up to $160 million of accumulated foreign earnings in the fourth quarter of 2005 with an estimated increase in the income tax provision of up to $.07 per diluted share, but has not decided whether, or to what extent, it might take advantage of the provisions of the Act.

CEO’s STATEMENT:

Commenting on third quarter performance and expectations for the final quarter of 2005, Chairman and CEO David Harvey said: “I am pleased with the now demonstrated ongoing strength in our sales performance and better than expected increase in EPS for the third quarter. Our customers’ prospects appear to have improved, with overall market growth stabilizing at 2-3%, providing the base on which our sales and marketing initiatives can build to exceed the market performance and deliver our targeted

7% organic growth. We may well come close to achieving that goal in 2005 by hitting the top end of our 6-9% currency adjusted internal growth expectation excluding the benefit derived from integrated acquisitions. On profits, we’ve been able to maintain pretax margins in excess of 20% and achieve good growth in EPS as process improvement and tax benefits have more than offset the impact of the inventory purchase accounting charges for the first nine months of 2005. And our cash flow and borrowing capabilities have enabled us to spend $427.7 million for acquisitions and $110.9 million for share repurchases over the first nine months of 2005 while maintaining a very comfortable debt to capital ratio of 33.4%.”

Harvey continued: “Looking forward, we’re well on our way to implementing our new customer centric organization. Those initiatives are expected to provide 10% growth in sales in 2006 and several years beyond. Our new production facility in India is under construction and we’re adding capacity for both our cell culture and Tetrionics product groups. Our primary goal remains — to help accelerate our customers’ success through innovative approaches and new products that address their needs and better enable their research and production. Empowering them, while maintaining our own passion for profits and process improvement, should improve their performance and increase our stock price to the mutual benefit of scientists and shareholders alike.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during 2005 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2005 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales, income and inventory amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including the Q1 2005 tax benefit and the sales benefit from acquisitions. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Share Repurchase: Another 0.5 million shares were acquired in the third quarter of 2005, bringing the total acquired in 2005 to 1.9 million shares at an average price of $59.85 per share. Since beginning the program in late 1999, 37.9 million shares have been acquired at an average purchase price of $36.66 per share. There were 67.2 million shares outstanding at September 30, 2005. The Company expects to continue share repurchases to acquire the remaining 2.1 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital and Debt: Cash balances of $155.3 million at September 30, 2005 reflect improved operating cash flows during the third quarter. At September 30, 2005, short-term borrowings were $277.0 million at a weighted average interest rate of 3.7% and long-term debt was $326.2 million at a weighted average interest rate of 5.3%. If the Company repatriates accumulated foreign earnings under the provisions of the American Jobs Creation Act of 2004, the cash will likely be used to reduce short-term debt added earlier in the year to fund acquisitions or for other permitted uses under the Act.

Accounts receivable days sales outstanding at September 30, 2005 was 51 days, a one-day increase from the December 31, 2004 level due largely to timing of payments from U.S. customers at quarter-end. Reported inventories of $557.9 million at September 30, 2005 were $111.1 million higher than at December 31, 2004, with $115 million– or more than 100% — of this increase representing the JRH and Proligo inventories, partially offset by currency rate changes. Excluding acquired inventories, the Company had 7.3 months of inventory on hand at September 30, 2005 compared to 7.7 months at December 31, 2004.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 6,800 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Sales Results”, “Income Analysis”, “Outlook”, “CEO’s Statement” and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) other changes in the business environment in which the Company operates, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the period ended December 31, 2004. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$412.2	$340.6	$1,256.0	$1,057.3
Cost of products sold	200.0	158.3	613.2	493.1

Gross profit	212.2	182.3	642.8	564.2
Selling, general and administrative expenses	109.6	94.3	331.2	286.2
Research and development expenses	12.8	10.6	37.6	31.5
Interest, net	5.0	1.3	12.1	5.7

Income from operations before income taxes	84.8	76.1	261.9	240.8
Provision for income taxes	20.9	19.8	60.9	62.6

Net income	$63.9	$56.3	$201.0	$178.2

Net income per share - Basic	$0.95	$0.82	$2.95	$2.58

Net income per share - Diluted	$0.94	$0.81	$2.92	$2.55

Weighted average number of shares outstanding – Basic	67.4	69.0	68.1	69.1

Weighted average number of shares outstanding – Diluted	68.2	69.8	68.9	69.8

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$155.3	$169.2
Accounts receivable, net	234.7	190.0
Inventories	557.9	446.8
Other current assets	98.3	87.4

Total current assets	1,046.2	893.4

Property, plant and equipment, net	618.0	584.4
Goodwill, net	348.8	158.1
Other assets	214.9	109.1

Total assets	$2,227.9	$1,745.0

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$277.0	$9.0
Accounts payable	83.8	86.7
Accrued payroll and payroll taxes	45.9	38.3
Accrued income taxes	52.4	46.8
Other accrued expenses	80.9	50.1

Total current liabilities	540.0	230.9

Long-term debt	326.2	177.1
Deferred post-retirement benefits	58.4	56.6
Deferred taxes	77.3	46.8
Other liabilities	20.8	21.9

Total liabilities	1,022.7	533.3

Stockholders’ equity:
Common stock	100.9	100.9
Capital in excess of par value	57.0	52.6
Common stock in treasury	(1,261.2)	(1,163.1)
Retained earnings	2,260.0	2,097.5
Accumulated other comprehensive income	48.5	123.8

Total stockholders’ equity	1,205.2	1,211.7

Total liabilities and stockholders’ equity	$2,227.9	$1,745.0

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$201.0	$178.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66.7	53.9
Deferred income taxes	(35.0)	(8.6)
Other	3.8	4.7
Changes in assets and liabilities:
Increase in accounts receivable	(38.3)	(17.8)
(Increase) decrease in inventories	(1.5)	5.2
Increase in accrued income taxes	10.4	15.4
Other	8.1	8.4

Net cash provided by operating activities	215.2	239.4

Cash flows from investing activities:
Property, plant, and equipment additions	(71.5)	(49.0)
Sale of equipment	1.4	1.6
Acquisitions, net of cash acquired	(427.7)	(75.1)
Other, net	(4.1)	(0.9)

Net cash used in investing activities	(501.9)	(123.4)

Cash flows from financing activities:
Net issuance (repayment) of short-term debt	268.4	(58.0)
Issuance of long-term debt	150.2	—
Repayment of long-term debt	(1.6)	(1.7)
Payment of dividends	(38.6)	(35.4)
Treasury stock purchases	(110.9)	(28.6)
Exercise of stock options	14.6	14.6

Net cash provided by (used in) financing activities	282.1	(109.1)

Effect of exchange rate changes on cash	(9.3)	(0.2)

Net change in cash and cash equivalents	(13.9)	6.7
Cash and cash equivalents at January 1	169.2	127.6

Cash and cash equivalents at September 30	$155.3	$134.3

Supplemental Financial Information - (Unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Business Unit sales
Scientific Research	$214.3	$201.2	$669.5	$626.4
Biotechnology	84.1	75.0	261.0	236.2
SAFC	113.8	64.4	325.5	194.7

Total	$412.2	$340.6	$1,256.0	$1,057.3